Exhibit 2.1

PLAN OF DISSOLUTION AND LIQUIDATION

This Plan of Dissolution and Liquidation (the "Plan") is intended to accomplish the dissolution and complete liquidation of Ivivi Technologies, Inc., a New Jersey corporation (the "Company"), in accordance with Section 14A:12-4 and other applicable provisions of the Business Corporation Act of New Jersey ("BCANJ") and in accordance with Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the "Code").

1. Approval and Adoption of Plan.

This Plan shall be effective when all of the following steps have been completed:

(a) The Company's Board of Directors (the "Board") shall have adopted a resolution or resolutions with respect to the following:

(i) Dissolution and Complete Liquidation: The Board shall determine that it is deemed advisable for the Company to be dissolved and liquidated completely.

(ii) Adoption of the Plan: The Board shall approve this Plan as the appropriate means for carrying out the dissolution and complete liquidation of the Company.

(iii) Sale of Assets and Distributions: The Board shall determine that, as part of the Plan, it is deemed expedient and in the best interests of the Company to sell and monetize all or substantially all of the Company's non-cash assets, satisfy, discharge and/or otherwise resolve the Company's debts and other liabilities and distribute any remaining proceeds to the Company's shareholders, as appropriate.

(b) Adoption of this Plan by the Company's Shareholders. The majority of the votes cast by holders of shares of common stock of the Company, no par value (the "Common Stock"), entitled to vote shall have approved and adopted this Plan, including the dissolution of the Company and those provisions authorizing the Board to sell all or substantially all of the Company's non-cash assets, at the annual meeting of the shareholders of the Company or at a special meeting of the shareholders of the Company called for such purpose by the Board.

2. Dissolution and Liquidation Period.

(a) Once the Plan is effective, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may direct the officers of the Company to proceed with the following steps to effect the dissolution and liquidation of the Company or may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation; provided that such steps may not be delayed longer than is permitted by applicable law.

(i) At the Board's discretion, notwithstanding shareholder approval, the filing of a Certificate of Dissolution of the Company (the "Certificate of Dissolution") pursuant to Section 14A:12-4 of the BCANJ, specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the "Effective Date"), and the completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company;

(ii) The cessation of all of the Company's business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except and insofar as necessary for the sale of its non-cash assets and for the proper winding up of the Company pursuant to Section 14A:12-9 of the BCANJ;

(iii) The negotiation and consummation of sales of all of the non-cash assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company, insofar as the Board or the officers of the Company deem such sales to be necessary, appropriate or advisable;

(iv) The creation of a contingency reserve in such amount as the Board determines to be necessary, appropriate or advisable, for settlement and payment of liabilities, claims and obligations, including contingent liabilities, of the Company and expenses of the dissolution and liquidation. If there are insufficient assets to pay all liabilities, claims and obligations in full, liabilities, claims and obligations shall be paid or provided for according to their priority, and among liabilities, claims and obligations of equal priority, ratably to the extent of assets legally available therefor.

(v) The distribution of the remaining funds of the Company and the distribution of remaining unsold non-cash assets of the Company, if any and if practicable, to its shareholders.

(b) If the Board determines to follow the procedures described in Section 14A:12-12 of the BCANJ, then the additional steps set forth below shall, to the extent necessary or appropriate, be taken:

(i) The giving of notice of the dissolution to all persons having a claim against the Company pursuant to Section 14A:12-12 of the BCANJ; and the rejection of any such claims in accordance with Section 14A:12-14 of the BCANJ; or

(ii) The rejection of any such claims in accordance with Section 14A:12-14 and the payment, or the making of adequate provision for payment, of all such claims made against the Company and not rejected.

(c) Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 14A:12-12 of the BCANJ, and the adoption of the Plan by the Company's shareholders shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the BCANJ in the event the Board determines to so proceed.

3. Authority of Officers and Directors After the Effective Date.

(a) The Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by New Jersey law. The Board may appoint officers and either the Board or the officers of the Company may hire employees and retain independent contractors in connection with the winding up process. The Board is authorized to pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan.

(b) Adoption of this Plan by holders of shares of Common Stock, as provided in Section 1(b) of this Plan, shall constitute the approval by the Company's shareholders of the Board's authorization of the payment of any such compensation.

(c) The adoption of the Plan by the Company's shareholders shall constitute full and complete authority for the Board and the officers of the Company, without further shareholder action (except as otherwise required by mandatory provisions of New Jersey law, including Section 14A:12-9(2)(d) of the BCANJ), to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character which the Board or such officers deem necessary, appropriate or advisable: (i) to sell, dispose, convey, transfer and deliver the assets of the Company, whether before or after the Effective Date, (ii) to satisfy, settle or provide for the satisfaction or settlement of the Company's liabilities, claims and obligations, including contingent liabilities, in accordance with the BCANJ, (iii) to distribute all of the remaining funds of the Company and any unsold non-cash assets of the Company to the Company's shareholders, and (iv) to dissolve the Company in accordance with the laws of the State of New Jersey and cause its withdrawal from all jurisdictions in which it is authorized to do business.

4. Conversion of Non-Cash Assets Into Cash or other Distributable Form.

Subject to approval by the Board, the officers, employees and agents of the Company, shall, as promptly as feasible and whether before or after the Effective Date, proceed to collect all sums due or owing to the Company, to sell and convert into cash any and all corporate non-cash assets and, out of the assets of the Company, to satisfy, settle and pay or otherwise resolve or make adequate provision for the satisfaction, settlement and payment or resolution of all debts, liabilities, claims and obligations of the Company pursuant to Section 2 above, including all expenses of the sale of non-cash assets and of the dissolution and liquidation provided for by the Plan.

5. Contingency Reserve.

It is specifically contemplated that the Board may establish a contingency reserve of such amount as the Board or officers of the Company determine to be necessary, appropriate or advisable ("Contingency Reserve"), for the settlement and payment of liabilities, claims and obligations, including contingent liabilities, of the Company and expenses in connection with completion of the Plan. If any of the money set aside in the Contingency Reserve is not ultimately required for the settlement and payment of liabilities, claims and obligations, including contingent liabilities, of the Company and expenses in connection with completion of the Plan, the Company may, in the absolute discretion of the Board, either make a second distribution to its shareholders of the unused portion of such money or donate the unused portion of the money to a charitable organization if such unused portion is determined to be, at the sole discretion of the Board, de minimis.

6. Professional Fees and Expenses.

(a) It is specifically contemplated that the Board or the officers of the Company may authorize the payment of retainer fees to law firms, accounting firms, auditing firms, tax advisors and other professionals and consultants selected by the Board for fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company's officers or members of the Board provided by the Company pursuant to its Certificate of Incorporation, the BCANJ or otherwise.

(b) In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board or the officers of the Company, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

7. Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Certificate of Incorporation and any contractual arrangements, for actions taken prior to and after the Effective Date, in connection with this Plan and the winding up of the affairs of the Company. The Board, in its absolute discretion, is authorized to obtain and maintain insurance, including, without limitation, directors and officers liability insurance, as may be necessary, appropriate or advisable to cover the Company's obligations hereunder.

8. Liquidating Trust.

The Board may but is not required to establish a Liquidating Trust (the "Liquidating Trust") and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more Trustees selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. The Trustees shall in general be authorized to take charge of the Company's property, and to sell and convert into cash any and all corporate non-cash assets and collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint an agent under it and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

9. Liquidating Distributions.

(a) Liquidating distributions, in cash or in kind, shall be made after the adoption of the Plan by the shareholders and after the filing of a Certificate of Dissolution of the Company as provided in Section 2 above, at such time or times as the Board deems appropriate, to the Company's shareholders, pro rata in accordance with the respective number of shares then held of record; provided that in the opinion of the Board adequate provision has been made for the satisfaction, settlement and payment or resolution of all known, unascertained or contingent debts, obligations, claims and liabilities of the Company (including costs and expenses incurred and anticipated to be incurred in connection with the sale of non-cash assets and complete liquidation of the Company). All determinations as to the time for and the amount and kind of distributions to shareholders shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 14A:12-16 of the BCANJ.

(b) Any assets distributable to any creditor or shareholder of the Company who is unknown or cannot be found, or who is under a disability and for whom there is no legal representative, shall escheat to the applicable state or be treated as abandoned property pursuant to applicable state law.

10. Amendment, Modification or Abandonment of Plan.

If for any reason the Company's Board determines that such action would be in the best interests of the Company, it may amend, modify or abandon the Plan and all action contemplated thereunder, notwithstanding shareholder approval, without additional shareholder approval, prior to the filing of the Certificate of Dissolution, or at any time after the filing of the Certificate of Dissolution, to the extent permitted by the BCANJ; provided, however, that the Company will not amend or modify the Plan under circumstances that would require additional shareholder approval under the BCANJ and the federal securities laws without complying with the BCANJ and the federal securities laws. Upon the abandonment of the Plan, the Plan shall be void.

11. Cancellation of Stock and Stock Certificates.

(a) After known liabilities of the Company have been paid to the full extent possible, and the remaining assets of the Company, if any, have been distributed to the shareholders, the shareholders shall surrender any and all certificates representing the stock of the Company and shall have no further rights against the Company, whether arising out of each shareholder's status as a shareholder or as a creditor of the Company.

(b) Following the filing of a Certificate of Dissolution of the Company, the Company's share transfer books shall be closed and the Company's capital stock and stock certificates evidencing the Company's capital stock will be treated as no longer being outstanding.

12. Liquidation under Section 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation within the terms of Sections 331 and 336 of the Code. The Plan shall be deemed to authorize such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of said Sections 331 and 336.

13. Filing of Tax Forms.

The appropriate officer of the Company is authorized and directed, within thirty (30) days after the effective date of the Plan, to execute and file a United States Treasury Form 966 pursuant to Section 6043 of the Code and such additional forms and reports with the Internal Revenue Service as may be appropriate in connection with this Plan and the carrying out thereof.